Exhibit 99.1

NEWS RELEASE for May 1, 2003 at 1:00 AM EDT

Investors: Matt Clawson Allen & Caron, Inc. (949) 474-4300	Media: Aaron Kwittken Euro RSCG Middleberg (212) 699-2788	ChromaVision Medical Systems, Inc.: Allison Wlodyka, Investor Relations Stephen T. D. Dixon, Exec. V.P. & CFO (888) 443-3310

CHROMAVISION REPORTS FIRST QUARTER 2003 RESULTS;
REVENUE INCREASES 59 PERCENT OVER PRIOR YEAR PERIOD

SAN JUAN CAPISTRANO, Calif. (May 1, 2003)....ChromaVision Medical Systems, Inc. (Nasdaq: CVSN), the leading provider of automated cell-imaging systems and manufacturer of the ACIS® system, today reported total revenue of $2.9 million for its first quarter ended March 31, 2003, a 59 percent increase over the prior year’s first quarter revenue of $1.8 million. For the 2003 first quarter, fee-per-use revenue (revenue excluding system sales) increased 55 percent to $2.7 million from $1.7 million recorded in the 2002 corresponding period. The net loss for the 2003 first quarter was $2.2 million or $0.06 loss per share, a 33 percent reduction from the $3.3 million or $0.16 loss per share in the 2002 first quarter. The loss reported in the 2002 first quarter included an approximately $0.03 per share charge to earnings for accretion and dividends related to the company’s since retired preferred stock. The cash balance at March 31, 2003 was $5.2 million.

CEO and President Carl W. Apfelbach said, “We posted solid year-to-year growth in revenues and tests performed, and we continue to aggressively invest in our sales, marketing and customer service infrastructures. The recent hiring of two senior sales and marketing executives is testament to our commitment to focus on accelerating placements and growing revenue in the near term. We have also launched a number of strategic initiatives, while simultaneously growing our marketshare.”

Per use revenues for the first quarter of 2003 were the result of 236 systems billing at the end of the quarter, comprised of 143 full ACIS systems and 93 remote workstations. This is an increase of 19 systems over the 217 systems billing at the end of last year’s fourth quarter. Revenue per unit for the first quarter was $5,040 and $2,300 for ACIS and remote workstations respectively.

The company also reported that it has implemented a planned change in the accounting treatment of costs related to customer service in order to better match those costs with related sales activity.

Executive VP and CFO Stephen T. D. Dixon said, “Our references going forward to gross margin percentages will now consider this accounting re-classification. In order to make meaningful comparisons to prior periods, those periods will also reflect the service cost change as if we had utilized this treatment all along. Using this approach for service costs, first quarter 2003 gross margin was 70 percent, which is an increase of three percentage points over last quarter and six percentage points over 2002 gross margins.”

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CHROMAVISION REPORTS FIRST QUARTER 2003 RESULTS
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Conference Call & Webcast

     The company will host a conference call and live webcast at 11:30 a.m. (Eastern) today to discuss and review results of operations. Interested participants may access the live webcast through the company’s website (www.chromavision.com). Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call for approximately 30 days.

About ChromaVision Medical Systems, Inc.

     ChromaVision Medical Systems, Inc., develops innovative medical systems to improve anatomic pathology diagnostics through accuracy, standardization and quantitation. ChromaVision’s ACIS® (pronounced a-sis) or automated cellular imaging system is a unique patented technology that detects, counts and classifies cells of clinical interest based on color, size and shape to assist pathologists in making critical medical decisions. Peer-reviewed clinical data and publications have demonstrated that the ACIS digital microscope and proprietary software can considerably improve accuracy and consistency over other methods of laboratory testing. ChromaVision’s mission is to improve the quality and reduce the cost of patient care, and speed drug discovery. Many of the top clinical laboratories, hospitals, university medical centers and biopharmaceutical companies in the United States and Europe have adopted the company’s technology.

     ChromaVision and ACIS are registered trademarks of ChromaVision Medical Systems, Inc. For more information, visit www.chromavision.com.

     ChromaVision, based in San Juan Capistrano, Calif., is a majority owned subsidiary of Safeguard Scientifics (NYSE: SFE). Safeguard Scientifics, Inc. is an operating company creating long-term value by taking controlling interest in and developing its companies through superior operations and management. Safeguard operates businesses that provide business decision and life science software-based product and service solutions. For more information, visit www.safeguard.com.

     The statements contained herein regarding ChromaVision Medical Systems, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, the performance and acceptance of the Company’s system in the market place, the Company’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payer reimbursement for tests performed using the Company’s system, the ability to obtain additional financing for our business on favorable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain FDA clearance or approval for particular applications, our ability to compete with other technologies and with emerging competitors in cell imaging and dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system. Recent experience with respect to ACIS placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above.

     The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

-TABLES FOLLOW-

CHROMAVISION REPORTS FIRST QUARTER 2003 RESULTS
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ChromaVision Medical Systems, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended
	March 31,

	2003	2002

Revenues:
Fee-per-use and Other	$2,668,951	$1,717,069
System Sales	184,000	73,500

Total Revenue	2,852,951	1,790,569
Cost of revenue	858,977	637,026

Gross profit	$1,993,974	$1,153,543
Gross profit %	70%	64%
Expenses:
Selling, general and Administrative	3,060,556	2,616,113
Research and Development	1,134,815	1,284,112

Total operating expenses	$4,195,371	$3,900,225
Other income	8,454	22,300

Net loss	$(2,192,943)	$(2,724,382)

Accretion and dividends of redeemable, convertible preferred stock	—	(526,548)

Net loss attributable to common stock	$(2,192,943)	$(3,250,930)

Net loss per common share:
Basic	$(0.06)	$(0.16)
Diluted	$(0.06)	$(0.16)

Weighted average number of common shares outstanding	34,568,910	20,274,109

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ChromaVision Medical Systems, Inc.
Condensed Consolidated Balance Sheets

	Mar 31,	Dec 31,
	2003	2002

Cash and cash equivalents	$5,165,284	$2,810,313
PP&E, net	5,325,804	4,760,499
Accounts receivable, net	2,095,589	2,355,421
All other assets, net	1,177,371	926,723

Total assets	$13,764,048	$10,852,956

Total current liabilities	$2,800,570	$2,692,936
Redeemable, convertible preferred stock	—	—
Stockholders’ equity	10,963,478	8,160,020

Total current liabilities and stockholders’ equity	$13,764,048	$10,852,956

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